UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 16, 2009

(Exact name of Registrant as specified in its charter)

Delaware	1-9824	52-2080478
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2100 Q Street Sacramento, CA 95816
(Address of principal executive offices) (Zip Code)
(916) 321-1846
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                      Regulation FD Disclosure.

As previously disclosed, The McClatchy Company, a Delaware corporation ("McClatchy"), has been in the process of exploring options for refinancing its 2011 debt maturities. McClatchy is currently in the process of seeking an amendment to its Credit Agreement, dated June 27, 2006, as amended (the "Credit Agreement"), by and among McClatchy and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JP Morgan Chase Bank, N.A., as Syndication Agent, and other lenders thereto that, among other things, would amend the Credit Agreement to provide flexibility to McClatchy to incur approximately $875  million of senior secured refinancing debt (the "Senior Secured Refinancing Debt").  Under the terms of the proposed amendment, the proceeds from any incurrence of Senior Secured Refinancing Debt would be used to reduce commitments and pay down amounts under the Credit Agreement for consenting lenders as well as to refinance McClatchy's other near-term public debt obligations.  In addition, the proposed amendment would extend the maturity of the Credit Facility for up to two years for consenting lenders.  The terms of the proposed amendment are preliminary and subject to review and approval by the requisite lenders and the board of directors of McClatchy and therefore subject to further revision in connection with the amendment process.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

December 16, 2009	By:	/s/Patrick J. Talamantes
Patrick J. Talamantes
Vice President and Chief Financial Officer